Exhibit 99.2

Indian Car-Sharing Platform Zoomcar to Go Public Via SPAC

Bloomberg

By Mureji Fatunde and Crystal Tse

October 14, 2022

•	Combined company is valued in transaction at $456 million
•	Innovative International SPAC raised $235 million in US IPO

Zoomcar Inc., an India-based car-sharing platform, has reached an agreement to go public via a merger with blank-check firm Innovative International Acquisition Corp.

Zoomcar operates a marketplace for private vehicles, with owners making their cars available on the platform and users able to rent them by the hour, day, week or month. The company, whose headquarters are in Bangalore, operates in more than 50 cities in India, Indonesia, Vietnam and Egypt.

The merger with the special purpose acquisition company implies a pro forma enterprise value of about $456 million for the business, according to a statement, which confirmed an earlier Bloomberg News report.

Zoomcar was founded in 2013 by Greg Moran, who is now chief executive officer, and David Back, who is no longer with the company. The platform has more than 3 million active users, with over 25,000 vehicles registered by their owners. The company, which doesn’t own any of the vehicles rented through its platform, takes 40% of each transaction.

Airbnb for cars

Moran describes Zoomcar as an Airbnb for cars and sees it as a complementary service to ride-sharing companies.

“It’s really about how we can bring more and more unique customized, proprietary vehicles and experiences to the end user,” Moran said in an interview. “And that’s really a very powerful engine for growth.”

After the merger is completed, Zoomcar plans to focus on increasing market share in its existing markets. It also has longterm ambitions of expanding into Latin America and Africa, Moran said.

The company is part of a small but burgeoning cadre of companies such as San Francisco-based Turo Inc. that have extended the ride-sharing model to the vehicle itself.

VC backing

Last November, Zoomcar got $92 million in a Series E round led by SternAegis Ventures, bringing the total it has raised to $332 million, according to data provider PitchBook. Sequoia Capital India is an investor and board member. Waze co-founder Uri Levine is chairman of the board.

Innovative International, which is led by Chairman and Chief Executive Officer Mohan Ananda, raised $230 million including so-called greenshoe shares in its initial public offering last year, according to a statement at the time.

Shares of the merged company, to be called Zoomcar Holdings Inc., are expected to trade on the Nasdaq.